July 31, 2009

For Release:	Immediately
Contact:	John S. Maserjian, (845) 471-8323

Central Hudson Files Delivery Rate Proposal

(Albany, NY) Central Hudson Gas & Electric Corporation filed a petition with the New York State Public Service Commission today to set delivery rates for electricity and natural gas in order to replace the current rate plan that will expire on June 30, 2010. Today’s filing begins an 11-month regulatory process that would set new delivery rates to take effect on July 1, 2010.

“It’s important to note that due to a decline in the deregulated cost of energy supply, there is the potential that the impacts of the modest delivery rate increase requested today could be totally offset in customer bills that may be lower than those of 2008,” said Michael M. Mosher, Vice President of Regulatory Affairs.

He explained that due to the restructuring of New York’s electricity and natural gas markets, energy bills have two distinct portions – delivery, for which Central Hudson is responsible; and supply, which Central Hudson hedges to provide some measure of price stability however has no control over the commodity price as set in the competitive marketplace, and which is passed on to customers with no margin.

“The market supply prices for electricity and natural gas have fallen sharply in recent months – resulting in total residential typical bills for electricity and natural gas today that are actually lower than those of a year ago: about 13 percent lower for electricity and 35 percent lower for natural gas than July of last year,” Mosher said. “As a result, if approved, the delivery rate increase request we seek would be included in bills that could conceivably be lower in total based on the cost of energy supply in the future as compared to that of the recent past.”

The new delivery rates, if approved as proposed, would impact average residential electric bills by about $3.46 a month, or 3.7 percent increase based on June 2009 market supply costs for electricity. The impact on an average residential natural gas heating customer’s bill would be about $3.97 a month, or a 3.5 percent increase based on June 2009 market supply costs. The filing seeks to increase electric delivery revenues in total by $15.2 million and natural gas delivery revenues by $3.9 million. The Public Service Commission may approve, modify or reject any or all of the proposed tariff changes.

“We thoroughly analyzed the projected future costs of safely and reliably operating our vital energy systems, complying with regulatory requirements and meeting the needs of our customers before making this filing,” Mosher said. He indicated that the need for ongoing investment in the region’s electric and natural gas systems, continued environmental compliance and externally imposed costs, combined with higher operating costs, increased prices for materials and supplies and rising property taxes necessitated the need to seek permission to modestly increase delivery rates in the filing.

“As always, we’re minimizing our request as much as possible, particularly in these difficult economic times. Central Hudson is controlling costs by continuously improving productivity and working more efficiently – we are extremely cost conscious but find that we must keep up with general cost increases in order to fulfill our obligations,” he said.

“We understand how important it is to our customers to keep energy bills as low as possible, and we are taking every opportunity to reduce costs,” said Mosher. “In just a few examples, we recently filed an austerity plan that temporarily reduced our operating costs, which is incorporated in current rates and will save customers $3 million during the upcoming year. We worked closely with our employees to reduce the costs of pension and other post-employment benefit plans, with an expected savings of nearly $75 million over the next five years, and are implementing an electric bill credit, returning $36 million to our customers over the next three years. Productivity at Central Hudson continues to improve, with 7 percent more customers served by 5 percent fewer employees in 2008 than in 2002. Even with such continued focus, however, a modest delivery rate increase is warranted.”

In an effort to help customers manage their energy bills, Central Hudson offers a suite of energy efficiency programs that provide financial incentives to help residents and businesses reduce their energy use, offering additional ways to save. Information on these programs is available at www.SavingsCentral.com, or by calling 1-800-515-5353.

The filing and additional information regarding this proposal can be found at the utility’s Web site at www.CentralHudson.com, under the Rates and Tariffs tab.

#       #      #